                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                            1934 (Amendment No.___)

Filed by the Registrant [X]

Filed by a Party Other Than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Energy Exploration Technologies
        ---------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


        _______________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies: _______

     2) Aggregate number of securities to which transaction applies: __________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ________
        ______________________________________________________

     4) Proposed maximum aggregate value of securities: _______________________

     5) Total fee paid: _______________________________________________________

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

     1) Amount Previously Paid: _______________________________________________

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     3) Filing Party: _________________________________________________________

     4) Date Filed: ___________________________________________________________

                [LETTERHEAD OF ENERGY EXPLORATION TECHNOLOGIES]

August 1, 2000

To Our Shareholders:

I am pleased to invite you to attend the 2000 Annual Meeting of Shareholders of Energy Exploration Technologies (formerly Pinnacle Oil International, Inc.), to be held on Thursday, September 14, 2000, at 11:00 a.m., Mountain Standard Time, at the Sandman Hotel, located at 888 7th Avenue SW, Calgary, Alberta, Canada T2P 3J2.

In anticipation of the annual meeting, we enclose for your review a formal Notice of Annual Meeting and Proxy Statement which describes the business to come before the meeting, and a proxy card. We also enclose a copy of our Annual Report on Form 10-K for our 1999 fiscal year, which provides additional current information relating to NXT and our business.

If you hold either our common stock or series `A' preferred stock as of the close of business on July 17, 2000, you will be entitled to vote at the annual meeting. The principal purpose of the annual meeting, as more particularly described in the enclosed Notice of Annual Meeting and Proxy Statement, is to elect eight directors to our board of directors and to ratify the appointment of our independent auditors. You should note that our board of directors unanimously recommends a vote for each of the nominated directors, as well as the other proposals. Please note that we plan to conduct a short meeting to focus on these items, and related discussion. After that, we will provide time for your questions and comments.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. For that reason we request that you submit your proxy as soon as possible. If you decide to attend the annual meeting, and desire to vote your shares personally, you will of course have that opportunity.

We would like to express our appreciation for your continued interest in the affairs of NXT, and hope you can be with us at the annual meeting.

                                         Sincerely,

                                         /s/ Daniel C. Topolinsky

                                         Daniel C. Topolinsky
                                         President

                [LETTERHEAD OF ENERGY EXPLORATION TECHNOLOGIES]


                      2000 Annual Meeting Of Stockholders
                                 __ . __ . __

                           Notice Of Annual Meeting
                              And Proxy Statement


Date and Time       September 14, 2000, at 11:00 a.m., Mountain Standard Time.

Items of Business   . To elect eight directors to serve until the Annual Meeting of Shareholders to be held in the year 2001;

                    . To ratify the appointment of Arthur Andersen LLP as our
                      independent auditors for the fiscal year ended December 31, 2000; and

                    . To transact such other business as may properly come
                      before the meeting or any postponements or adjournments thereof.

Whom May Vote       Depending upon the item of business, you may vote if you are a holder of our common stock or series `A' preferred stock as of the record date for our annual meeting.

Record Date         July 17, 2000.

Annual Report       Our 1999 Annual Report on Form 10-K, which is not a part of our proxy soliciting materials, is enclosed.

Voting By Proxy     Please submit a proxy as soon as possible so that your
                    shares can be voted at the annual meeting in accordance with your instructions. Depending upon whether you are a shareholder of record or a beneficial owner, you may submit your proxy by the internet, by telephone, by facsimile or by mail. For specific instructions, please refer to the "Questions And Answers" section beginning on page 1 of this proxy statement and the instructions on the proxy card.

                                         By Order of the Board of Directors

                                         /s/ John M. Woodbury, Jr.,

                                         John M. Woodbury, Jr.,
                                         Chief Financial Officer, General
                                         Counsel and Secretary

   This Notice of Annual Meeting and Proxy Statement and accompanying Proxy Card and Annual Report on Form 10-K are being distributed on or about August 1, 2000.

                             Questions And Answers

Q:   Why Am I Receiving These Materials?

A: The board of directors of Energy Exploration Technologies, a Nevada corporation (sometimes referred to in these proxy materials as "we," "our company" or "NXT"), is providing these proxy materials for you in connection with our annual meeting of shareowners to be held on September 14, 2000. As a holder of record or beneficial owner of either our NXT common stock or NXT series `A' preferred stock, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement reserved for your class of NXT stock.

Q:   What Information Is Contained In These Materials?

A: The information included in this proxy statement relates to the proposals to be voted on at the meeting and the voting process, as well as additional information concerning NXT we are required to give you under Securities and Exchange Commission regulations. We are also including with this proxy statement our annual report on form 10-K, which includes an updated description of our business and our full consolidated audited financial statements for our most recent fiscal year ended December 31, 1999.

Q: What Proposals Are Our Common Shareholders Entitled To Vote Upon At Our Annual Meeting?

A: There are two proposals scheduled to be voted on at the annual meeting by our common shareholders:

     . the election of six directors, whom we refer to in this proxy statement as our "common directors;" and

     . the ratification of Arthur Andersen LLP as our independent auditors for fiscal 2000.

Q:   What Is NXT's Voting Recommendation To The Holders Of Our Common Stock?

A: Our board of directors recommends to our common shareholders that you vote your shares "FOR" each of the six common director nominees to our board of directors, and "FOR" the ratification of Arthur Andersen LLP as our independent auditors for fiscal 2000.

Q: What Proposals Are Our Series `A' Preferred Shareholders Entitled To Vote Upon At Our Annual Meeting?

A: There is one proposal scheduled to be voted on at the annual meeting by our series `A' preferred shareholders, namely, the election of two directors, whom we refer to in this proxy statement as our "series `A' directors." These are positions on our board of directors that we are obligated under our Articles of Incorporation to provide to our series `A' preferred shareholders so long as any series `A' preferred stock is outstanding.

Q: What Is Nxt's Voting Recommendation To The Holders Of Our Series `A' Preferred Stock?

A: Our board of directors recommends to our series `A' preferred shareholders that you vote your shares "FOR" each of the series `A' director nominees to our board of directors.

Q:   What Shares Owned By Me Can Be Voted?

A: You may vote all shares which you own as of the close of business on July 17, 2000, the record date for this annual meeting. These shares include:

     .    shares held directly in your name as the shareowner of record, and

     . shares held for you as the beneficial owner through a stockbroker or bank.

Q: What Is The Difference Between Holding Shares As A Shareowner Of Record And As A Beneficial Owner?

A: Most NXT shareowners hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     . Shareowner Of Record: If your shares are registered directly in your name with our transfer agent and registrar, Jersey Transfer & Trust Co., you are considered to be the shareowner of record, with respect to those shares, and these proxy materials are accordingly being sent directly to you. As the shareowner of record for these shares, you have the right to grant your voting proxy directly to NXT or to vote in person at the meeting. We have enclosed a proxy card for you to use.

     . Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, which is considered the shareowner of record with respect to those shares. As the beneficial owner of these shares, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting. Accordingly, your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:   How Can I Vote My Shares In Person At The Meeting?

A: Shares held directly in your name as the shareowner of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification.

     Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:   How Can I Vote My Shares Without Attending The Meeting?

A: Whether you hold shares directly as the shareowner of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee.

     . Record Holder: In cases where you are the record holder of the shares, you should submit your proxy directly to NXT's stock transfer and registrar, Jersey Transfer & Trust Company, either by mail or by facsimile. Jersey Transfer & Trust Company's address is 201 Bloomfield Avenue, Verona, New Jersey, USA 07044, and its facsimile number is
          (973) 239-2361.

     . Beneficial Owner: In cases where you are beneficial holder of shares held in street name, you will be able to submit your proxy over the internet, by telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

          By Internet: If you have internet access, you may submit your proxy
          -----------
          from any location in the world by following the "Internet Vote" instructions on the proxy card.

          By Telephone: If you live in the United States or Canada, you may
          ------------
          submit your proxy by following the "Telephone Vote" instructions on the proxy card.

          By Mail: You may do this by signing your proxy card or, for shares
          -------
          held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope.

     If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How Are Votes Counted?"

Q:   Can I Change My Vote?

A: You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:   How Are Votes Counted?

A: In the election of directors, you may vote "FOR" all of the nominees for which your class of NXT securities entitle you to vote, or your vote may be "WITHHELD" with respect to one or more of those nominees.

     For the other proposals for which your class of NXT stock entitles you to vote, including the ratification of the appointment of our independent auditors in the case of our common shareholders, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST."

     If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of our board of directors, i.e.:

     . with respect to the election of nominees to our board of directors, "FOR" all of NXT's nominees for which your class of NXT securities entitle you to vote;

     . with respect to the ratification of independent auditors for fiscal 2000, "FOR" the ratification of Arthur Andersen LLP; and

     . with respect to any other matters that properly come before the meeting for which your class of NXT stock entitles you to vote, including the ratification of the appointment of our independent auditors in the case of our common shareholders, in the discretion of the proxy holders as discussed below in "Q: What Happens If Additional Proposals Are Presented At The Meeting?"

     Each of our director nominees has consented to his nomination for election. Should any director nominee no longer remain a candidate at the time of our annual meeting, your proxy card will be voted for the election of a replacement nominee to be designated by our board of directors to fill that vacancy.

Q:   What Is The Voting Requirement To Approve Each Of The Proposals?

A: In the election of the common director positions, the six persons receiving the highest number of "FOR" votes by the holders of our common stock will be elected. In the case of the election of the series `A' directors positions, the two persons receiving the highest number of "FOR" votes for each of these positions by the holders of our series `A' preferred stock will be elected.

     All other proposals, including the ratification of the appointment of our independent auditors, require the affirmative "FOR" vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the shareowner of record with voting instructions, your shares may constitute "broker non-votes" as that term is described in "Q:
     What Is The Quorum Requirement For The Meeting?" below. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:   What Does It Mean If I Receive More Than One Proxy Or Voting Instruction
     Card?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:   Do I Need An Admission Ticket To Attend The Meeting?

A: All NXT shareholders are welcomed to attend our annual meeting. You will, however, be required to provide proof of identification if you are listed as a shareowner of record as of the record date (July 17, 2000), and desire to vote your shares at the annual meeting. If you hold your shares through a stockbroker or other nominee, you will also need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of the record date.

Q:   Where Can I Find The Voting Results Of The Meeting?

A: We will announce preliminary voting results at the meeting and publish final results in our quarterly report on form 10-Q for the third quarter of fiscal year 2000, which we expect to release in mid-November 2000. We will also post an update on our website at www.nxtenergy.com.

Q:   What Happens If Additional Proposals Are Presented At The Meeting?

A: Other than the proposals described in this proxy statement, we do not expect any other matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, namely, Messrs. George Liszicasz (our Chairman and Chief Executive Officer) and Daniel C. Topolinsky (our President and Chief Operating Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

Q:   What Classes Of Shares Are Entitled To Vote At the Meeting?

A: Generally speaking, our common shareholders are entitled to vote on all matters that affect our company, with the exception of selected matters enumerated in our Articles of Incorporation that are reserved for our series `A' preferred stock. These matters generally relate to any actions that may adversely affect the rights and privileges reserved for that class of securities.

     Each share of common stock and series `A' preferred stock outstanding as of the close of business on the record date (July 17, 2000) will be entitled to one vote on all proposals being voted upon at the annual meeting by that class of securities, including any additional proposals. As of the record date, we had 13,087,516 shares of common stock and 800,000 shares of series `A' preferred stock issued and outstanding.

Q:   What Is The Quorum Requirement For The Meeting?

A: The quorum requirement for holding our annual meeting and transacting business is a majority of the outstanding shares of the two classes of our securities entitled to vote at that meeting (i.e., our common stock and series `A' preferred stock) present in person or represented by proxy and entitled to be voted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker lacks discretionary voting power to vote those shares.

Q:   Is Cumulative Voting Permitted For The Election Of Directors?

A: Cumulative voting does not apply to our annual meeting as we are not required under Nevada corporate law, and have not elected under our Articles of Incorporation or Bylaws, to provide for cumulative voting.

Q:   Who Will Count The Votes?

A: A representative of our company will tabulate the votes and act as the inspector of election.

Q:   Who Will Bear The Cost Of Soliciting Votes For The Meeting?

A: NXT will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you will be responsible for any internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for those solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareowners.

Q: May I Propose Actions For Consideration At Next Year's Annual Meeting Of Shareowners Or Nominate Individuals To Serve As Directors?

A: You may submit proposals for consideration at future shareowner meetings, including director nominations.

     Nomination Of Director Candidates: You may propose director candidates for consideration by our board of directors. Any recommendations for director candidates should be directed to the NXT Corporate Secretary at our executive offices in Calgary, Alberta. In addition, our Bylaws permit shareowners to nominate directors at a shareowner meeting. In order to make a director nomination at a shareowner meeting, it is necessary that you notify NXT not fewer than 120 days in advance of the day specified as the mailing date in our proxy statement for the prior year's annual meeting of shareowners. Thus, since August 1, 2000 is specified as the mailing date in this year's proxy statement, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by NXT not later than April 3, 2001 (i.e., 120 days prior to August 1st). In addition, the notice must meet all other requirements contained in our Bylaws.

     Any nomination for a director nominee must contain the following information:

     . the nominee's name, age, business address and, if known, residence address;

     .    the nominee's principal occupation or employment; and

     . the number of shares of each class of our stock which the nominee beneficially owns.

     No person may be elected:

     . as a common director unless he or she has been nominated by a holder of our common stock in the manner just described; and

     . as a series `A' director unless he or she has been nominated by a holder of our series `A' preferred stock in the manner just described, and is also considered reasonably acceptable to our common directors.

     Shareowner Proposals: In order for a shareowner proposal to be considered for inclusion in NXT's proxy statement for next year's annual meeting, we must also receive the written proposal by no later than April 3, 2001. These proposals must also comply with Securities and Exchange Commission regulations regarding the inclusion of shareowner proposals in company-sponsored proxy materials.

     Similarly, in order for a shareowner proposal to be raised from the floor during next year's annual meeting, we must receive written notice by no later than April 3, 2001, and shall contain such information as required under our Bylaws.

     We suggest that any nominations or proposals be submitted by certified mail-return receipt requested. NXT reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

     Copy Of Bylaw Provisions: You may contact the NXT Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making shareowner proposals and nominating director candidates.

Q: How Are Transactions Denominated in Canadian Dollars Converted Into U.S. Dollars For Purposes Of This Proxy Statement?

A: All references to "dollars" in this proxy statement refer to United States or "U.S." dollars, unless specific reference is made to Canadian or "Cdn." Dollars. Since compensation paid to NXT employees, as well as a number of NXT transactions, are effected in transactions denominated in Canadian dollars, certain information contained in this proxy statement, principally salary amounts, have been converted into U.S. dollars in order to satisfy reporting rules. As a general rule of thumb, information relating to historical amounts paid over a period of time are converted at the average exchange rate for that period, while information relating to amounts that will be paid over a prospective period of time are converted at the exchange rate as of the date of this proxy statement or other indicated date.

Q:   How Can I Get Further Information?

A: If you have questions or need more information about the annual meeting, please write to NXT investor relations at 840 7th Avenue SW, Suite 700, Calgary, Alberta, Canada T2P 3G2. You may also contact NXT investor relations by telephone at (403) 264-7020 or via the internet at info@NXTenergy.com.

     Any questions you may have relating to title to your securities or your address should be addressed to NXT's stock transfer and registrar, Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey, USA 07044. You may also contact Jersey Transfer & Trust Company by telephone at
     (973) 239-2712.

                 Proposal No. 1:  Election Of Common directors
                    (Vote reserved for common shareholders)

There are six nominees for election to our board of directors as common directors this year, namely, Messrs. George Liszicasz, Daniel C. Topolinsky, R. Dirk Stinson, Lorne W. Carson, Dennis R. Hunter and John A. Thomson. Each of the nominees has served as a common director since our last annual meeting, except for Mr. Thomson, whom our board of directors appointed to serve as a common director on February 15, 2000, and who will stand for election as a director by our common shareholders for the first time at this year's annual meeting. Information regarding the business experience of each of these nominees is provided below. The common directors are elected annually to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. There are no family relationships among our executive officers and common directors except as described below.

The designated proxy holders will vote each proxy received by them from our common shareholders as directed on their proxy cards or, if no direction is made, for the six nominees named below. If any of these nominees should be unable or unwilling to serve, the discretionary authority granted to the proxy holders as provided in the proxy card will be exercised to vote for a substitute nominee designated by our board of directors. We have no reason to believe that any substitute nominee will be required.

The six nominees receiving the highest number of votes cast by our common shareholders will be elected to fill the six common director positions. The proxies cannot be voted for more than six nominees.

Our board of directors recommends to our common shareholders that you vote "FOR" the election of Messrs. Liszicasz, Topolinsky, Stinson, Carson, Hunter and Thomson as our six common directors. Proxies solicited by our board of directors will be so voted unless the common shareholder tendering the proxy specifies otherwise.

George Liszicasz                   Mr. Liszicasz, who is also NXT's Chief
Age 46                             Executive Officer, is the inventor of our SFD
Director since January 1996        technology and one of our founders. Mr.
                                   Liszicasz's primary responsibilities with NXT are further developing our SFD technology, particularly the SFD sensor and data acquisition and interpretation functions. Mr.
                                   Liszicasz's interest in quantum-related
                                   phenomenon lead to his initial discovery of the existence of stress field energy patterns in 1992, which subsequently lead to the development of early prototypes models of what has since evolved into a multiple sensor-based SFD Survey System. Mr. Liszicasz has since acquired a working knowledge of the oil exploration business and geological and geophysical sciences.

                                   As a result of major advancements in the early development of the SFD Survey System, Mr. Liszicasz formed our wholly-owned subsidiary, NXT Energy USA Inc., in September 1995 to exploit our SFD technology for hydrocarbon purposes, and was appointed as its Chief Executive Officer and as one of its directors. NXT Energy USA Inc. then acquired our parent company, Energy Exploration Technologies, in a reverse acquisition in January 1996, at which time Mr. Liszicasz became the Chief Executive Officer and one of the directors of NXT. Mr. Liszicasz has also served as the Chief Executive Officer and one of the directors of our Canadian subsidiary, NXT Energy Canada Inc., since its formation in April 1997.

                                   Mr. Liszicasz studied electronics and general sciences in Hungary and at the University of British Columbia. Since 1983, he invented and worked on several innovations including an online computerized brokerage system, the modification of high power laser systems, electronic monitoring devices, geophysical instruments, and novel pyroelectric materials. From 1987 to 1995, Mr. Liszicasz was President of Owl Industries Ltd., a developer of electronic controlling devices, where he had both engineering and business responsibilities.

Daniel C. Topolinsky               Mr. Topolinsky became the President and Chief
Age 44                             Operating Officer and a director of NXT and
Director since May 1999            each of its subsidiaries in May, 1999. Mr.
                                   Topolinsky's primary areas of responsibility are managing our administrative affairs, corporate strategies, strategic partner relationships, project financing, and investor relations.

                                   Prior to joining NXT, Mr. Topolinsky was Vice President of Exploration of Renaissance Energy Ltd. Mr. Topolinsky joined Renaissance in 1987 as a geological consultant, and became Vice President of Exploration overseeing the most active exploration effort in North America.

                                   Mr. Topolinsky is a professional geologist with degrees in economics and geology from Trent University and the University of Calgary, respectively, and has over 20 years of industry experience.

R. Dirk Stinson                    Mr. Stinson is one of NXT's founders, and was
Age 47                             primarily responsible for implementing the
Director since January 1996        early corporate strategies and financings
                                   which lead to our becoming a public company.
                                   Mr. Stinson has been a director of Energy
                                   Exploration Technologies since its
                                   acquisition by NXT Energy USA Inc. in January
                                   1996, and a director of our subsidiaries NXT
                                   Energy USA Inc. and NXT Energy Canada Inc., from their respective formations in September
                                   1995 and April 1997 until May 1999. Mr.
                                   Stinson also served as President of the
                                   various NXT companies from their respective dates of acquisition or formation through April 1999, when we determined that we had achieved our initial objective of evolving from a development stage company to an oil & gas exploration company, and were finally in a position where we could attract a high-profile oil & gas executive with the requisite experience and connections necessary to attain our next level of growth. Following our hiring of Mr.
                                   Topolinsky as our President and Chief
                                   Operating Officer in May 1999, Mr. Stinson became a consultant to NXT for strategic planning and financing matters.

                                   Prior to forming NXT, Mr. Stinson worked for over 20 years as a business management consultant and entrepreneur. From 1980 through 1989, Mr. Stinson managed a number of businesses in Hawaii, including Commercial Energy Systems, Inc., the Industrial and Commercial division of PRI Energy Systems, and Pacific Marine. Following his return to Canada in 1990, Mr. Stinson worked in the automobile industry primarily in the fleet and lease sales, and as fleet and lease manager for a Nissan dealership. From 1992 to 1994, Mr. Stinson worked as a sales executive for Premier Plastics Ltd. and Century Plastics Ltd. and, in 1995, became the President of EIC-Energy Interface Corporation in Vancouver, British Columbia, Canada, a wholly-owned subsidiary of International Parkside Products, Inc., a public company trading on the Vancouver Stock Exchange.

                                   Mr. Stinson studied Communication Arts at the Southern Alberta Institute of Technology.

Lorne W. Carson                    Mr. Carson, who has acted as our Canadian
Age 46                             counsel since November of 1995, is a partner
Director since March 1996          at Bennett Jones, a Calgary-based national
                                   Canadian law firm, where he has been employed since 1980. Mr. Carson's area of specialty is natural resource and energy law, with particular focus on oil and gas ventures and energy financing. Mr. Carson is a member of the Association of Professional Engineers of British Columbia and the Law Society of
                                   Alberta. In addition to NXT, Mr. Carson
                                   serves as a director of Hunting Oilfield
                                   Services Canada Holdings Ltd., a subsidiary of Hunting Group, an international oilfield service company.

                                   Mr. Carson received a Bachelor of Science in Mining and Engineering from Queens University in 1975, and an LL.B. from the University of Victoria in 1980.

                                   Mr. Carson has served on NXT's compensation committee since its inception in 1998, and also served on NXT's audit committee since its inception in 1998 until February 2000.

Dennis R. Hunter                   Mr. Hunter is an entrepreneur who splits his
Age 58                             time equally between private investment
Director since September 1998      activities and real estate development and
                                   management. Since 1973, Mr. Hunter has been
                                   President and Chairman of the Board of
                                   Investment Development Management
                                   Corporation, which acquires, constructs, manages, develops and sells properties in California, Oregon and Nevada. Mr. Hunter has also been Chairman of the

                                   Board since 1992, and Vice Chairman of the Board from 1984, of Northern Empire Bancshares, a holding company of Sonoma National Bank, of which Mr. Hunter was a founder in 1982. Mr. Hunter has also been a director since 1988 of Northbay Corporation, a private holding company in the solid waste industry with 35 companies in solid waste hauling, transfer stations, portable toilets, land fill operations and real property ownership. Mr. Hunter is also the trustee and an investment strategist for five charitable remainder trusts collectively holding over $30 million in net assets.

                                   Mr. Hunter received his Bachelor of Arts degree in Economics from California State University Sacramento. Mr. Hunter has served on NXT's compensation committee since February 2000.

John A. Thomson                    Mr. Thomson, an oil & gas consultant, joined
Age 50                             our board after serving from June 1983 to
Director since March 2000          November 1999 as Senior Vice President and
                                   Chief Financial Officer of Renaissance Energy
                                   Ltd., a major independent Canadian
                                   exploration and production company listed on the Toronto and Montreal Stock Exchanges. Mr.
                                   Thomson is also a director of Avid Oil & Gas
                                   Ltd., which is publicly traded on the
                                   Canadian Venture Exchange.

                                   Mr. Thomson received his Bachelor of Business Administration degree from the University of New Brunswick and is a Chartered Accountant.

                                   Mr. Thomson has served on NXT's audit
                                   committee since February 2000.

               Proposal No. 2:  Election Of Series `A' Directors
             (Vote reserved for series `A' preferred shareholders)

There are two nominees for election to our board of directors as series `A' directors this year, namely, Messrs. Jon E.M. Jacoby and K. Rick Turner. Each of the nominees has served as a series `A' director since our last annual meeting. Information regarding the business experience of each of these nominees is provided below. The series `A' directors are elected annually to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. There are no family relationships among our executive officers and series `A' directors except as described below.

The designated proxy holders will vote each proxy received by them from our series `A' shareholders as directed on their proxy cards or, if no direction is made, for the two nominees named below. If any of these nominees should be unable or unwilling to serve, the discretionary authority granted to the proxy holders as provided in the proxy card will be exercised to vote for a substitute nominee designated by series `A' shareholders and found reasonably acceptable by our common directors. We have no reason to believe that any substitute nominee will be required.

The two nominees receiving the highest number of votes cast by our series `A' shareholders will be elected to fill the two series `A' director positions. The proxies cannot be voted for more than two nominees.

Our board of directors recommends to our series `A' shareholders that you vote "FOR" the election of Messrs. Jacoby and Turner as our two series `A' directors. Proxies solicited by our board of directors will be so voted unless the series `A' shareholder tendering the proxy specifies otherwise.

Jon E. M. Jacoby                   Mr. Jacoby is a director and an Executive
Age 62                             Vice President of Stephens Group, Inc., a
Director since April 1998          private company headquartered in Little Rock,
                                   Arkansas, which invests primarily in media, telecommunications, energy and investment banking companies. (Stephens Group, Inc. is an affiliate of CamWest Exploration, LLC, our U.S.-based strategic partner, and SFD
                                   Investment LLC, one of our principal
                                   shareholders). Mr. Jacoby is a Senior
                                   Executive Vice President of Stephens Inc., an investment banking firm also located in Little Rock, Arkansas, and an affiliate of Stephens Group, Inc., where he has been employed since 1963. He is also a director of Delta & Pine Land Company, Medicus Systems,
                                   Inc., Beverly Enterprises Inc., and Power One
                                   Inc.

                                   Mr. Jacoby received his Bachelor of Science degree from the University of Notre Dame, and his Master in Business Administration from the Harvard Business School.

K. Rick Turner                     Mr. Turner has been Vice President since
Age 42                             1993, and from 1990 to 1993, Assistant to the
Director since April 1998          Chairman, of Stephens Group, Inc., a private
                                   company headquartered in Little Rock,
                                   Arkansas, which invests primarily in media, telecommunications, energy and investment banking companies. (Stephens Group, Inc. is an affiliate of CamWest Exploration, LLC, our U.S.-based strategic partner, and SFD
                                   Investment LLC, one of our principal
                                   shareholders). Since his original employment with Stephens Group, Inc. in 1983, Mr. Turner has also been an officer of various affiliates of Stephens Group, Inc.

                                   Mr. Turner received his Bachelor of Science degree from the University of Arkansas and is a Certified Public Accountant.

                                   Mr. Turner has served on NXT's audit
                                   committee since its inception in 1998, and also served on NXT's compensation committee since its inception in 1998 until February 2000.

     Proposal No. 3:  Ratification of Appointment of Independent Auditors
                    (Vote reserved for common shareholders)

The audit committee of our board of directors has recommended, and our board has approved, the appointment of Arthur Andersen LLP as our independent auditors for our 2000 fiscal year. Since we believe it is important for NXT to receive your input on our selection of independent auditors for our company, that appointment is being presented to you for ratification. Arthur Andersen LLP has served as our independent auditors since June 28, 2000, having replaced Deloitte & Touche LLP which served as our independent auditors for our 1999 fiscal year, and which was unable to continue in that capacity for reasons discussed below. We expect a representative of Arthur Andersen LLP will attend the annual meeting, and we will extend the opportunity to the representative to make a statement if he or she desires to do so. This representative will also be available to answer any questions you may have.

On June 28, 2000, our board of directors accepted the resignation of Deloitte & Touche LLP as our independent auditors. The resignation was tendered in anticipation of a conflict of interest that would arise under the rules of the Securities and Exchange Commission governing the independence of auditors as the consequence of a pending marriage between a sibling of NXT's controller and a partner in Deloitte & Touche's Calgary office. Deloitte & Touche audited our consolidated financial statements for our two most recent fiscal years ended December 31, 1999, and reviewed our consolidated financial statements for the quarter ended March 31, 2000. The report of Deloitte & Touche accompanying the audit for our two most recent fiscal years ended December 31, 1999 was not qualified or modified as to audit scope or accounting principles and did not contain an adverse opinion or disclaimer of opinion.

During our two most recent fiscal years ended December 31, 1999, and also during the subsequent interim period through the date of resignation, there were (1) no disagreements between NXT and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure; (2) no reportable events as such term is defined in Regulation 229.304(a)(1)(v); and (3) no matters identified by Deloitte & Touche involving our internal control structure or operations which was considered to be material weakness.

During our two most recent fiscal years ended December 31, 1999, and also during the subsequent interim period through the date of resignation of Deloitte & Touche LLP, NXT did not consult with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered regarding our financial statements, nor did we consult with Arthur Andersen with respect to any accounting disagreement or any reportable event at any time prior to the appointment of that firm.

We included the above disclosures relating to Deloitte & Touche LLP and Arthur Andersen LLP in a form 8-K filed with the Securities and Exchange Commission on June 29, 2000, and each of these independent auditors were provided an opportunity to furnish a letter confirming these matters. Those letters are included as exhibits to that form 8-K.

You should note that your ratification of our selection of Arthur Andersen LLP as our independent auditors for fiscal 1999 is advisory only and not binding upon NXT, although our audit committee will seriously consider your objections in not ratifying the appointment. Even if our audit committee were to seek other independent auditors as a consequence of your objections, it is likely, because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current year, that the appointment of Arthur Andersen would stand for our 2000 fiscal year unless the audit committee were to find other good reason to make a change. Our audit committee also reserves the right to engage any other independent auditors at any time, notwithstanding your ratification of Arthur Andersen as our independent auditors for fiscal 1999, should it deem it to be in the best interests of NXT and its shareholders.

Our board of directors recommends that you vote "FOR" the ratification of the appointment of Arthur Andersen LLP as our independent auditors for our 2000 fiscal year. Proxies solicited by our board of directors will be so voted unless the holder of common stock tendering the proxy specifies otherwise.

                        Proposal No. 4:  Other Matters

The enclosed proxy card gives the proxy holder discretionary authority to vote the shares held by the shareholder tendering the proxy in accordance with the proxy holder's best judgment with respect to all additional matters which might come before the annual meeting. In addition to the scheduled items of business, the annual meeting may consider shareholder proposals omitted from this proxy statement pursuant to the proxy rules of the Securities and Exchange Commission and matters related to the conduct of the annual meeting. At the date of printing of this proxy statement, we are not aware of any other matter which would be presented for action before the annual meeting.

                              Board Of Directors

Our board of directors was comprised of seven directors in fiscal 1999, and held four meetings during that fiscal year. No director attended less than 75% of the total number of those meetings. Our board of directors also approved numerous additional corporate matters during fiscal 1999 through unanimous written consents. We increased the size of our board in February 2000 to eight directors.

Our Bylaws permit our board of directors to fix the number of its authorized members from three to eleven. At present, our board of directors consists of eight members, of which six members are "common directors" appointed by our common shareholders, and the remaining two members are "series `A' directors" appointed by our series `A' preferred shareholders. This classification of our board of directors was effectuated pursuant to an amendment to our Articles of Incorporation made in connection with the private placement in April 1998 of 800,000 shares of our series `A' preferred stock.

Specifically, our Articles of Incorporation were amended to provide that our common shareholders would retain the exclusive right to elect all members of our board of directors, unless there are 400,000 or more shares of our series `A' preferred stock outstanding, in which case our series `A' preferred shareholders would have the right to appoint one or more additional directors. The number of directors which our series `A' preferred shareholders may elect under such circumstances would, when aggregated with the number of common directors, equal one-sixth of such aggregated number of directors (or such minimum whole number
---------
in excess of one-sixth in the event such number of aggregated directors is not a multiple of six). Since we currently have six common directors, we are obligated under our Articles of Incorporation to appoint two series `A' directors.

Our Articles of Incorporation specifically provide that our common shareholders shall have no right to vote for the series `A' directors, and our series `A' preferred shareholders shall have no right to vote for the common directors.
The removal of any series `A' directors shall require only the affirmative vote of holders of a majority of the then outstanding shares of our series `A' preferred stock. The vacancy of any series `A' director position, from whatever cause, shall require only the affirmative vote of holders of a majority of the then outstanding shares of our series `A' preferred stock.

The nominees of our series `A' preferred shareholders for the series `A' director positions must be persons reasonably acceptable to our then serving common directors. Any additional series `A' director position created is not aggregated with the common directors for purposes of determining the number of series `A' directors that our series `A' preferred shareholders may elect.

                           Standing Board Committees

Our board of directors has established two committees, a compensation committee and an audit committee.

Our compensation committee, which was comprised of Messrs. Carson and Turner through February 15, 2000, and is currently comprised of Messrs. Carson and Hunter, reviews and makes recommendations with respect to compensation of NXT's executive officers and directors, and also administers certain elements of NXT's various stock plans as they relate to grants to executive officers and directors. The compensation committee held one meeting during our 1999 fiscal year.

Our audit committee, which was comprised of Messrs. Turner and Carson through February 15, 2000, and is currently comprised of Messrs. Turner and Thomson, held one meeting during our 1999 fiscal year. The audit committee's duties include recommending to our board of directors the engagement of our independent auditors, reviewing the results of the auditor's examination of our periodic financial statements, and determining the independence of those accountants.

Our audit committee has not adopted a written charter to date, although it anticipates it will do so by the end of fiscal 2000. With the exception of Mr. Turner, each of the members of our audit committee to date (Mr. Carson through February 2000 and Mr. Thomson thereafter) are considered "independent" within the meaning of the rules of Nasdaq and the New York and American Stock Exchanges. Although Mr. Turner is not considered independent by reason of his being employed by Stephens Group Inc.--since it is deemed to be an "affiliate" of NXT by reason of its shared voting and investment control over our series `A' preferred stock--our board of directors nevertheless believes it to be in the best interests of NXT and its shareholders for Mr. Turner to continue to serve on the audit committee as a consequence of his professional accounting background and experience and overall financial sophistication. Moreover, our board of directors does not believe that Stephens Group Inc.'s shareholdings influence Mr. Turner's independence since: (1) the series `A' preferred shares indirectly held by Stephens Group Inc. do not contain any material rights that gives this class of securities any control over NXT's business; (2) the series `A' preferred shares, if converted into common stock, would constitute only 5.8% of our common shares outstanding; and (3) control of NXT in any event is effectively lodged in the hands of two other shareholders with interests that differ from NXT, namely, Messrs. Liszicasz and Stinson, who collectively hold approximately 65.3% of our common shares. The information contained in this paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that NXT specifically incorporates this paragraph by reference, and shall not otherwise be deemed filed under such acts.

                         Compensation Of Our Directors

NXT's practice to date in compensating directors has been to grant options to selected directors in lieu of monetary compensation for serving on our board of directors, although we do cover some expenses incurred for board services. Summarized below are options granted to date to our current board members for serving in that capacity:

 .    On May 20, 1997, NXT granted stock options to each of Messrs. Liszicasz and
     Stinson entitling them to purchase 45,000 shares of common stock for the period of service as directors beginning in May 1997 and ending in May
     2000. On March 10, 1998, NXT granted stock options to purchase 45,000 shares of common stock to Mr. Carson for the period of service as a director beginning in March 1998 and ending in March 2001. The exercise price for the options were $5.25 per share with respect to the options granted to Messrs. Liszicasz and Stinson, and $8.31 with respect to the options granted to Mr. Carson, all of which prices corresponded with the trading price of the common stock as of the respective dates of grant. All of the options are subject to vesting conditions based upon continued performance of services as a director, pursuant to which one-third of the granted options vested on the date of grant, and one-third of the granted options would prospectively vest on each of the first and second anniversaries of the date of grant, respectively. Each of these options are fully vested as of the date of this proxy statement. Each vested increment of the noted options expires five years from date of vesting, except that vested options expire, if earlier, one year after the date on which a director's service is terminated.

 .    On February 15, 2000, NXT and a majority of its stockholders adopted the
     2000 NXT Directors' Stock Plan, pursuant to which we reserved 400,000 shares of our common stock for issuance to selected directors in the form of stock options. Also on February 15, 2000, we granted 15,000 options under this plan to each of our five outside independent directors, namely, Messrs. Carson, Hunter, Thomson, Jacoby and Turner, as compensation for their prospective services as members of our board of directors for the next three years commencing from the date of grant. The purchase price for these options were fixed at $28.75 per share, reflecting the closing trading price of our common stock as of the date of grant. On April 17, 2000, we granted an additional 30,000 options under this plan to each of our five outside independent directors, as additional compensation for their prospective services as members of our board of directors for the next three years commencing from the date of grant. These options also vest in equal increments on the first through third anniversary dates of the date of grant, respectively, based upon continued provision of services as a director, and lapse, if unexercised, five years after the vesting date, unless the optionee's status as a director is terminated, in which case they lapse two years from date of vesting.

          Compensation Committee Interlocks And Insider Participation

During fiscal 1999, there were no actions taken by our board of directors relating to the compensation of any of our executive officers who were also serving as one of our directors (each of whom is referred to in this proxy statement as an "executive officer-director").

                 Business Experience Of Our Executive Officers

Set forth below are NXT's executive officers and a summary of their business experience:

George Liszicasz                   For a summary of Mr. Liszicasz's business
Age 46                             experience, see "Proposal No. 1: Election of
Chief Executive Officer and        Common Directors" above.
 Chairman of the Board

Daniel C. Topolinsky               For a summary of Mr. Topolinsky's business
Age 44                             experience, see "Proposal No. 1: Election of
President and                      Common Directors" above.
 Chief Operating Officer

James R. Ehrets                    Mr. Ehrets became the Executive Vice
Age 43                             President of Operations of the various NXT
Executive Vice-President           companies in May, 1999. Mr. Ehrets'
 Of Operations                     responsibilities include planning and
                                   managing survey and interpretation operations and supervising our geological and geophysical staff, as well as managing the technical aspects of our joint venture exploration programs.

                                   Before joining NXT, Mr. Ehrets was employed as Vice President of Exploration of CamWest Limited Partnership, a Dallas-based independent oil and gas exploration and production company and an affiliate of our American strategic partner CamWest Exploration LLC. Mr. Ehrets' primary responsibilities at CamWest, where he worked as a consultant and employee since December 1993, included management of exploration programs, planning and coordinating horizontal development drilling programs, and performing reservoir and economic evaluations for producing property acquisitions.

                                   Mr. Ehrets is a professional geologist with bachelors and masters degrees in geology from the University of Rochester, and has 19 years of industry experience.

John M. Woodbury, Jr.              Mr. Woodbury has served as NXT's Secretary,
Age 45                             Chief Financial Officer and General Counsel
Chief Financial Officer,           since July 1998. From September 1992 to May
 General Counsel and               1998, Mr. Woodbury was a principal, and from
 Secretary                         February 1986 until August 1992, an
                                   associate, of Pollet & Woodbury and its
                                   predecessor law firms located in
                                   Los Angeles, California.

                                   Mr. Woodbury holds a Juris Doctor degree from Southwestern University School of Law, a Masters of Law degree in Taxation from the University of Florida, and a Bachelor of Science degree in Accounting from California State University at Northridge.

                            Ownership Of Our Stock


The following table sets forth certain selected information, computed as of July 17, 2000, about the amount and nature of our securities "beneficially owned" by the following persons as of that date:

  .  each of our current directors and director-nominees;

  . each of our executive officers (the term "executive officer" is defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function such as sales, administration or finance, and any other person who performs similar policy making functions for our company);

  . each person who is a beneficial owner of more than 5% of any class of our outstanding securities with voting rights; and

  . the group comprised of our current directors, director-nominees and executive officers.

  This information contained in the following tables was given to us by the individuals or entities named. We believe that each of these individuals or entities has sole or shared investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

                                                                            Class Of Stock
                                               ------------------------------------------------------------------------
                                                             Common/(2)/               Series `A' Preferred/(2)//(3)/
                                               ---------------------------------      ---------------------------------
                   Name/(1)/                        Amount                %               Amount                 %
---------------------------------------------  ----------------   --------------      --------------      -------------
George Liszicasz /(4)//(5)//(6)//(7)/........    5,231,001/(8)/         39.9%                 0                 --
Daniel C. Topolinsky /(4)//(5)//(6)/.........       85,000/(9)/            *                  0                 --
James R. Ehrets /(6)/........................       74,500/(10)/           *              4,000/(11)/            *
John M. Woodbury, Jr. /(6)/..................       28,409/(12)/           *                  0                 --
R. Dirk Stinson /(4)//(5)//(7)/..............    3,396,730/(13)/        25.9%                 0                 --
Lorne W. Carson /(4)//(5)/...................       45,500/(14)/           *                  0                 --
Dennis R. Hunter /(4)//(5)/..................      361,266               2.8%                 0                 --
John A. Thomson /(4)//(5)/...................            0                 *                  0                 --
Jon E.M. Jacoby /(4)//(5)//(7)/..............       16,167/(15)/           *             64,666/(15)/          8.1%
K. Rick Turner /(4)//(5)/....................        3,580/(16)/           *              9,067/(17)/          1.1%
SFD Investment LLC...........................      200,000               1.5%           800,000              100.0%
Stephens Group Inc. /(7)/....................      266,667/(18)/         2.0%           800,000              100.0%
Current directors, director-nominees
   and executive officers, as a group........   9,2655,653              69.1%            77,733                9.2%

------------------------
*    Less than one-tenth of one percent.
(1) The business address of the persons comprising this table are: Messrs. Liszicasz, Topolinsky, Ehrets, Woodbury and Thomson--c/o Energy Exploration Technologies, 840--7th Avenue SW, Suite 750, Calgary, Alberta, Canada T2P 3G2; Mr. Stinson--14455 Ocean Blvd., Unit 1608, Miami Beach, Florida 33139; Mr. Carson--855 2nd Street S.W., Suite 4500, Calgary, Alberta, Canada T2P 4K7; Mr. Hunter--4823 Bennett Valley Road, Santa Rosa, California 95405; and Messrs. Jacoby and Turner and SFD Investment, LLC and Stephens Group, Inc.--111 Center Street, Suite 2500, Little Rock, Arkansas 72201.
(2) The determination and calculation of beneficial ownership for purposes of preparing this table is based upon the definition of beneficial ownership in Rules 13d-3 and 13d-5 of the Exchange Act, pursuant to which a person is deemed to beneficially own any securities over which he or she has either investment or voting power. You should note that this method of calculation differs from that used to calculate beneficial ownership for other reports required under the Exchange Act, including section 16 of that act which calculates beneficial ownership based upon pecuniary interests. Pursuant to Rule 13d-3(d) of the Exchange Act, we have also included in each person's share count any shares under any options, warrants, rights or conversion privileges which are or may become exercisable by that person within 60 days of the date of calculation for purposes of this proxy statement. In computing each person's respective percentage ownership, the shares attributable to his or her exercisable securities under the 60-day inclusion rule are treated as being outstanding (i.e., are added to the total outstanding shares of that class for computational purposes), while exercisable securities attributable to the other executive officers, directors or 5% shareholders under the 60-day inclusion rule are disregarded. In computing the percentage ownership our company's officers and directors as a group, all shares attributable to exercisable securities held by the members of that group under the 60-day inclusion rule are treated as being outstanding (i.e., are added to the total outstanding shares of that class for computational purposes). The base number of outstanding shares of common stock and series `A' preferred stock as of the applicable date are 13,087,516 and 800,000 shares, respectively.
(3) Each share of series `A' preferred stock is convertible into one share of common stock.
(4)  Current director.
(5)  Director-nominee.
(6)  Executive officer.
(7)  5% shareholder.
(8) Includes 45,000 shares of common stock issuable upon exercise of free-standing directors options granted to Mr. Liszicasz.
(9) Includes 85,000 shares of common stock issuable upon exercise of options granted to Mr. Topolinsky under the 1999 Energy Exploration Technologies Executive Option Plan.
(10) Includes 73,500 shares of common stock issuable upon exercise of options granted to Mr. Ehrets under the 1999 Energy Exploration Technologies Executive Option Plan, and 1,000 shares indirectly held by Mr. Ehrets through membership in SFD Investment LLC.
(11) Reflects the pro rata portion of shares indirectly held by Mr. Ehrets through membership in SFD Investment LLC.
(12) Includes 18,000 shares of common stock issuable upon exercise of options granted to Mr. Woodbury under the 1998 Energy Exploration Technologies Stock Plan.
(13) Includes 45,000 shares of common stock issuable upon exercise of free-standing directors options granted to Mr. Stinson.
(14) Includes 45,000 shares of common stock issuable upon exercise of free-standing options granted to Mr. Carson.
(15) Reflects the pro rata portion of shares indirectly held by Mr. Jacoby through membership in SFD Investment LLC.
(16) Includes 2,267 shares, reflecting the pro rata portion of shares indirectly held by Mr. Turner through membership in SFD Investment LLC, and 753 shares, reflecting the pro rata portion of shares indirectly held by Mr. Turner through membership in SFD Investment II LLC.
(17) Reflects the pro rata portion of shares indirectly held by Mr. Turner through membership in SFD Investment LLC.
(18) Includes 266,667 shares held by SFD Investment LLC, and 66,667 shares held by SFD Investment II LLC. Stephens Group Inc. is the manager of each of these limited liability companies, and in that capacity indirectly shares holds or shares voting and investment control of the shares.
(19) Includes 800,000 shares held by SFD Investment LLC. The Stephens Group Inc. is the manager of this limited liability company, and in that capacity indirectly holds (or in certain circumstances shares with the members of that company) voting and investment control of those shares.

         Summary Of Compensation Paid To Our Named Executive Officers

The following table shows the compensation paid over the past three fiscal years with respect to the following persons (each of whom is referred to in this proxy statement as a "named executive officer"):

  .  NXT's Chief Executive Officer as of the end of our 1999 fiscal year;

  . NXT's four other most highly compensated executive officers (if any), in terms of salary and bonus, serving at the end of our 1999 fiscal year whose annual salary and bonus exceeded $100,000 in the aggregate; and

  . Up to two additional individuals (if any) who would be included amongst NXT's four other most highly compensated executive officers but for the fact that such individuals were not serving as an executive officer at the end of our 1999 fiscal year.

                                                                           Long Term Compensation
                                                                     ------------------------------------
                                          Annual Compensation             Awards            Payouts
                                       -------------------------     ------------------------------------
                                                                                  Securities         Long
Named Executive Officer                                                           Underlying         Term        All
and                                                                  Restricted    Options         Incentive    Other
Principal Position           Year      Salary      Bonus  Other/(1)/   Stock      & SARs/(2)/        Plan     Compensation
--------------------------   ----     --------     -----  ---------- ----------   ----------        --------  -------------
George Liszicasz             1999      147,693/(7)/  ---       ---          ---          ---             ---            ---
Chief Executive              1998      120,000       ---       ---          ---          ---             ---            ---
 Officer                     1997       76,250       ---       ---          ---       45,000/(11)/       ---            ---

Daniel C. Topolinsky/(3)/    1999      107,693/(8)/  ---       ---          ---      500,000/(11)/       ---            ---
President & Chief            1998         ---        ---       ---          ---          ---             ---            ---
 Operating Officer           1997         ---        ---       ---          ---          ---             ---            ---

James R. Ehrets/(4)/         1999      80,770/(9)/   ---       ---          ---      500,000/(11)/       ---            ---
Executive Vice President     1998         ---        ---       ---          ---          ---             ---            ---
 Of Operations               1997         ---        ---       ---          ---          ---             ---            ---

John M. Woodbury, Jr./(5)/   1999     133,843/(10)/  ---       ---          ---          ---             ---            ---
Chief Financial Officer      1998      60,843/(10/   ---       ---          ---       70,000/(11)/       ---            ---
 & General Counsel           1997         ---        ---       ---          ---          ---             ---            ---

R. Dirk Stinson/(6)/         1999      41,409        ---       ---          ---          ---             ---         92,000
Consultant & Prior           1998     120,000        ---       ---          ---          ---             ---            ---
 Executive Officer           1997      76,250        ---       ---          ---       45,000/(11)/       ---            ---
---------------------------

(1) Includes, among other things, perquisites and other personal benefits, securities or property which, in the aggregate, exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for that fiscal year.
(2)  No stock appreciation rights were granted in fiscal 1997 through 1999.
(3) Mr. Topolinsky was appointed President and Chief Operating Officer on May 1, 1999. Table includes salary paid after that date.
(4) Mr. Ehrets was appointed Executive Vice President of Operations on May 1, 1999. Table includes salary and consulting fees paid after that date.
(5) Mr. Woodbury was appointed Chief Financial Officer and General Counsel on July 8, 1998. Table includes salary paid after that date.
(6) Mr. Stinson resigned his position as President on May 1, 1999 and became a consultant to NXT contemporaneously with the appointment of Mr. Topolinsky
     as President on that date.   Table includes salary paid through May 1, 1999
     as compensation, and consulting fees paid after May 1, 1999 as other compensation.
(7)  U.S. $40,000 for January 1, 1999 through April 30, 1999, and Cdn. $160,000 from May 1, 1999 through December 31, 1999.
(8)  Cdn. $160,000.
(9)  Cdn. $120,000.
(10) Cdn. $198,852 in fiscal 1999, and Cdn. $90,128 in fiscal 1998.
(11) Options granted to the named executive officer in his capacity as an executive officer or director of NXT.

         Summary Of Stock Options & Stock Appreciation Rights Granted
                        To Our Named Executive Officers

The following table provides certain information with respect to individual grants during the 1999 fiscal year to each of our named executive officers of options to purchase our common stock and stock appreciation rights relating to our common stock, and the present and future value of the common shares underlying those grants:

                                                                                                  Total Value of Common Shares
                                        Individual Grants of Options or SARs                       Underlying Options or SARs
                         -----------------------------------------------------------------   --------------------------------------
                                                                                                             Potential Realizable
                                              As                          FMV of                               Value at Assumed
                                         Percen-tage                      Under-                               Annual Rates of
                                              of         Exercise or      lying                  FMV             Stock Price
                             Common         Grants     Base Price per     Common                 at              Appreciation
Named                     Shares Under-     to All         Under-         Share     Expira-     Grant                for
Executive                     lying        Employ-      lying Common     at Grant    tion     Date/(1)/        Option Term/(2)/
                                                                                              ---------   -----------------------
Officer                    Grant/(3)/      ees/(4)/       Share            Date      Date           0%            5%           10%
------------------------  -------------  -----------   ---------------  ----------  -------  --------     ---------     ---------
George Liszicasz........       ---               ---            ---            ---      ---       ---           ---           ---
Daniel C. Topolinsky....    500,000 (5)         39.2%        $   14(6)         $15   2005-9  $300,000(8)  3,703,601(8)  5,456,708(8)
James R. Ehrets.........    500,000 (5)         39.2%        $14-15(7)         $15   2005-9  $273,336(8)  3,676,937(8)  5,430,044(8)
John M. Woodbury........        ---              ---            ---            ---      ---       ---           ---           ---
R. Dirk Stinson.........        ---              ---            ---            ---      ---       ---           ---           ---

------------------------
(1) The fair market value of the options as of the date of grant reflect the difference between (i) the aggregate fair market value of the common shares underlying the option as of the date of grant based upon the trading price for our common stock as of that date as quoted on the NASD Electronic Bulletin Board, and (ii) the aggregate exercise prices for the options.
(2) The potential realizable dollar value of the options reflect the difference between (i) the aggregate fair market value of the common shares underlying the options as of the date of grant based upon the trading price for our common stock as of that date as quoted on the NASD Electronic Bulletin Board, as adjusted to reflect hypothetical 5% and 10% annual growth rates {simple interest} from the date of grant until the expiration dates for the options, and (ii) the aggregate exercise prices for the options. The 5% and 10% are hypothetical growth rates prescribed by the Securities and Exchange Commission for illustration purposes only, and are not a forecast or prediction as to future stock prices. The actual amount that any named executive officer may realize will depend on various factors on the date the options are exercised, so there is no assurance that the value realized by any named executive officer will be at or near the value set forth above in the chart.
(3)  No SARs were granted to any named executive officer in fiscal 1999.
(4) The numerator in calculating this percentage includes options granted to each named executive officer in fiscal 1999 in his capacity as an officer (employee) and, if applicable, as a director. The denominator in calculating this percentage is 1,275,000, which represents options granted to all of the employees of NXT during fiscal 1999, including the named executive officers, including, if applicable, grants of options attributable to their capacities as directors.
(5) Represents options to purchase common stock granted as an inducement for employment with NXT. See "Employment Agreements With Executive Officers" below.
(6) The exercise price for 300,000 of these options were fixed at $14 per share, representing the fair market value of the common shares underlying the options as of the date of NXT's employment proposal based upon the trading price for our common stock as of that date as quoted on the NASD Electronic Bulletin Board. The exercise price for the remaining 200,000 shares will be fixed at the closing price for our common stock on April 30, 2001.
(7) The exercise price for 268,336 of these options were fixed at $14 per share, representing the fair market value of the common shares underlying the options as of the date of NXT's employment proposal based upon the trading price for our common stock as of that date as quoted on the NASD Electronic Bulletin Board. The exercise price for 26,664 of these options were fixed at $15 per share, representing the fair market value of the common shares underlying the options as of the date of commencement of employment, which represents the effective date of grant for purposes of preparing this chart. The exercise price for the remaining 200,000 shares will be fixed at the closing price for our common stock on April 30, 2001.
(8) For purposes of calculating the fair market value of the options as of the date grant and their potential realizable dollar value, the 200,000 options with an exercise price to be fixed as of April 30, 2001 are deemed to have an exercise price of $15 per share.

 Summary Of Stock Options & Stock Appreciation Rights Exercised By Our Named
                   Executive Officers And Year End Balances

The following table provides certain information with respect to each of our named executive officers concerning any options to purchase common stock or stock appreciation rights they may have exercised in fiscal 1999, and the number and value of their unexercised options or stock appreciation rights as of December 31, 1999:

                                                                            Unexercised In-The-Money Options and SARs at
                                                                                          December 31, 1999
                                                                        ----------------------------------------------------
                                 Shares Acquired On                            Number /(1)/               Value /(1)//(3)/
                                    Exercise /(1)/        Value              (Exercisable/               (Exercisable/
Named Executive Officer                                Realized /(2)/          Unexercisable)             Unexercisable)
-------------------------------  ------------------    --------------   -----------------------   --------------------------
George Liszicasz...............          ---                ---          45,000  /        0/(4)/     $866,250  /  $        0
Daniel C. Topolinsky...........          ---                ---               0  /  300,000/(5)/     $      0  /  $3,375,000
James R. Ehrets................          ---                ---               0  /  300,000/(5)/     $      0  /  $3,348,336
John M. Woodbury, Jr...........          ---                ---          10,000  /   60,000/(5)/       10,000  /  $1,020,000
R. Dirk Stinson................          ---                ---          45,000  /        0/(4)/     $866,250  /  $        0

-------------------
(1) No stock appreciation rights were exercised by any of our named executive officers in fiscal 1999, nor did any of our named executive officers hold any unexercised stock appreciation rights at December 31, 1999.
(2) The dollar amount shown represents the difference between the fair market value of our common stock underlying the options as of the date of exercise and the option exercise price.
(3) The dollar value provided represents the cumulative difference in the fair market value of our common stock underlying all in-the-money options as of December 31, 1999 and the exercise prices for those options. Options are considered "in-the-money" if the fair market value of the underlying common shares as of the last trading day in fiscal 1999 exceeds the exercise price of those options. The fair market value of NXT common stock for purposes of this calculation is $25.25, based upon the closing price for our common stock as quoted on the NASD Electronic Bulletin Board on December 31, 1999, the last trading day in fiscal 1999.
(4) Stock options granted in connection with serving on our board of directors. See "Compensation of Directors" above for a summary of the terms of these options.
(5) Stock options granted as an inducement for employment with NXT. See "Employment Agreements With Executive Officers" below for a summary of the terms of these options

               Employment Agreements With Our Executive Officers

Mr. Liszicasz is employed by NXT as our Chief Executive Officer under a five-year employment agreement entered into on April 1, 1997 which contains the following principal compensatory provisions:

  . An initial base salary of $7,000 per month, with an automatic increase to $10,000 per month effective January 1, 1998, and thereafter subject to annual increases as determined by our board of directors, but at least 5% on each anniversary date. Effective May 1, 1999, Mr. Liszicasz's monthly base salary was increased to Cdn. $20,000 by our board of directors, in order to be consistent with the monthly salaries to be paid to our newly hired President and Vice President of Operations. Mr. Liszicasz's current monthly base salary after taking into consideration his most recent 5% automatic increase on May 1, 2000 is Cdn. $252,000 (U.S. $170,201).

  . An annual bonus equal to 5% of NXT's "net income after taxes" in the event NXT earns more than $5 million in net income after taxes in any fiscal year.

  . An annual performance bonus, as determined in the sole discretion of our board of directors.

Mr. Topolinsky is employed by NXT as our President and Chief Operating Officer, and Mr. Ehrets as our Executive Vice President of Operations, under virtually identical five-year employment agreements entered into on May 1, 1999 which contain the following principal compensatory provisions:

  . An initial monthly base salary of Cdn. $20,000, subject to annual increases as determined by our board of directors, but at least 5% on each anniversary date. Messrs. Topolinsky's and Ehret's current monthly base salaries after taking into consideration their most recent 5% automatic increase on May 1, 2000 is Cdn. $252,000 (U.S. $170,201).

  . An annual performance bonus, as determined in the sole discretion of our board of directors.

  . The grant of options to each of Messrs. Topolinsky and Ehrets entitling them to purchase 500,000 unregistered shares of our common stock. The first 300,000 options granted to each of these executive officers vest incrementally over a period of 4 years of continuous employment, with the first increment of 85,000 shares vesting one year from the date of employment, the second increment of 90,000 shares vesting two years from the date of employment, the third increment of 95,000 shares vesting three years from the date of employment, and the last increment of 30,000 shares vesting four years from the date of employment. The purchase price per share for these options is $14 per share, which reflects the trading price for our common stock as of the date negotiations were entered into (although Mr. Ehrets requested a $15 per share exercise price for 33,330 of his options for U.S. income tax purposes). The remaining 200,000 options granted to each of these executive officers vest incrementally over a period of five years of continuous employment, with the first increment of 75,000 shares vesting four years from the date of employment, and the last increment of 125,000 shares vesting five years from the date of employment. The purchase price per share for these options will be the closing price for our common stock on April 30, 2001. The noted options also fully vest in the event of a "change in control" or in the event the executive officer's employment is terminated by NXT for "cause" or by the executive officer without "good reason." All of the options lapse five years following the date of vesting, unless the executive officer's employment is terminated by NXT for "good cause" or by the executive officer without "good reason," in which case they lapse two years from date of termination. These options were subsequently issued under our 1999 Energy Exploration Technologies Executive Stock Plan.

Mr. Woodbury is employed by NXT as our Chief Financial Officer (Treasurer) and Secretary under a two-year employment agreement entered into on July 8, 1998. Mr. Woodbury is also our General Counsel. This employment agreement contains the following principal compensatory provisions:

  . A monthly base salary of Cdn. $16,667, subject to annual increases as determined by our board of directors, but at least 5% on each anniversary date. Mr. Woodbury's current monthly base salary after taking into consideration his most recent 5% automatic increase on July 8, 2000 is Cdn. $220,500 (U.S. $148,926).

  . An annual performance bonus, as determined in the sole discretion of our board of directors.

  . A loan to facilitate the purchase of a residence in Calgary, to be repaid in five years, and with interest thereon to be repaid periodically in the interim at a fixed rate of interest to be determined based upon NXT's cost of funds (6.44% per annum). Pursuant to this provision, NXT advanced Mr. Woodbury the sum of Cdn. $54,756 (U.S. $35,760). Payment of the loan is accelerated to ninety days should NXT terminate Mr. Woodbury for "cause" (as that term is defined below) or should Mr. Woodbury terminate his employment without "good reason" (as that term is defined below).

NXT also granted to Mr. Woodbury, in connection with his prospective employment, options under our 1997 Energy Exploration Technologies Stock Plan to purchase 70,000 unregistered shares of our common stock. The exercise price for these options was subsequently fixed at $8.25 per share, which price was equal to the trading price of the common stock on the date of approval of the grant by the compensation committee. These options vest 10,000 shares upon the first and second anniversary dates, respectively, of the commencement of Mr. Woodbury's employment (July 9, 1998), and 16,667, 16,666 and 16,667 shares upon the third through fifth anniversary dates, respectively. These options also fully vest in the event of a "change in control" or in the event Mr. Woodbury's employment is terminated by NXT without "good cause" or by Mr. Woodbury without "good reason." All of the options lapse five years following the date of vesting, unless Mr. Woodbury's employment is terminated by NXT for "good cause" or by Mr. Woodbury without "good reason," in which case they lapse two years from date of termination.

At the conclusion of their respective initial terms, each of the employment agreements for Messrs. Liszicasz, Topolinsky, Ehrets and Woodbury renew automatically for successive one year terms, unless NXT or the executive officer elects by a written, 60-day notice not to renew; or the agreement is terminated earlier in accordance with its terms.

Each of the employment agreements for Messrs. Liszicasz, Topolinsky, Ehrets and Woodbury provides for early termination in the case of any of the following events as defined in their respective employment agreements:

  .  death or disability;

  .  a "change in control" of NXT;

  .  termination of employment by NXT for "cause;" or

  .  termination of employment by the executive officer for "good reason."

Under the employment agreements a "change in control" means any of the following:

  . an acquisition whereby immediately after such acquisition, a person holds beneficial ownership of more than 50% of the total combined voting power of NXT's then outstanding voting securities;

  . if in any period of three consecutive years after the date of the employment agreements, the then incumbent members of our board of directors cease to constitute a majority of the board for reasons other than voluntary resignation, refusal by one or more members of our board of directors to stand for election, or removal of one or more board member for good cause; or

  . our board of directors or shareholders approve a merger, consolidation or reorganization of NXT; the complete liquidation or dissolution of NXT; or the agreement for the sale or other disposition of all or substantially all of NXT's assets (a "sale").

In general, where a termination is for death, disability, "cause" or by the executive officer without "good reason," the executive officer's compensation allowances and benefits will accrue only through the effective date of the termination. However, and again in general, where a termination is due to a "change in control," without "cause," or by the executive officer for "good reason," the employment agreements provide that NXT will pay compensation and certain allowances and benefits to the executive officer through the end of the then applicable term, but not to exceed 18 months in the case of Messrs. Topolinsky and Ehrets.

As noted above, if termination is attributable to a change in control, the employment agreements provide that NXT will pay compensation and certain allowances and benefits through the end of the then applicable term. In addition, in the case of Mr. Liszicasz, if the termination is directly or indirectly attributable to a "sale," and the sale is approved by a "disinterested majority" of our board of directors, then NXT will pay Mr. Liszicasz an amount equal to 2% of the total consideration received by NXT in connection with the Sale.

On April 1, 1997, NXT entered into a five-year employment agreement with Mr. R. Dirk Stinson, our prior President through May 1, 1999, on terms identical to those contained in Mr. Liszicasz's employment agreement with NXT. On May 1, 1999, in connection with our employment of Mr. Daniel C. Topolinsky as President, Mr. Stinson became a consultant to NXT for strategic planning issues, at which time the provisions of Mr. Stinson's employment agreement became fully vested (except for the provision of an automobile and cellular telephone allowance and any right to performance bonuses, which Mr. Stinson waived), and NXT entered into a supplementary non-exclusive consulting agreement with Mr. Stinson through December 31, 2002. The principal continuing compensatory provisions under these agreements are as follows:

  . Mr. Stinson will continue to receive an amount equal to his monthly base salary during the remaining term of the employment agreement (currently $11,025), subject to 5% annual increases as originally provided in the agreement.

  . Mr. Stinson will continue to be entitled to receive an annual bonus equal to 5% of our "net income" (as defined in the employment agreement) in the event NXT earns more than $5 million in net income through the remaining term of the agreement, plus one additional year.

  . Mr. Stinson will continue to be entitled to receive 2% of the total consideration received by NXT in connection with any Sale during the remaining term of the employment agreement.

  . Mr. Stinson will be paid $1,000 per month for the provision of consulting services through the term of his consulting agreement with NXT.

        Report Of Our Compensation Committee On Executive Compensation

The following is the report from the compensation committee of our board of directors, which is comprised of two of NXT's independent directors. The compensation committee reviews and makes recommendations with respect to compensation of NXT's executive officers and directors, and also administers certain elements of our various stock plans. This report addresses:

  . our compensation policy as it relates to NXT's executive officers and key professionals; and

  . the rationale for compensation paid and prospectively payable to NXT's principal executive officer for fiscal 1999, Mr. George Liszicasz, our Chief Executive Officer, under his employment agreement.

                         Compensation Committee Report

Compensation Policies

For NXT to progress beyond the development stage and to maximize the hydrocarbon revenue-generation potential afforded by our SFD technology, it is necessary for NXT to attract superior executives and key professionals from both the oil & gas exploration and technology sections with the level of skill, knowledge, effort and responsibility necessary to address the issues and strategies unique to NXT and its business plan and technology. These personnel include:

  . the electrical, mechanical and computer scientists, engineers and programmers that are necessary to continue the development of our SFD technology, including data acquisition and data processing functions, and

  . the geologists, geophysicists, geotechnicians, pilots and other operational support personnel that are necessary to collect and interpret SFD data and evaluate oil & gas exploration opportunities identified using our SFD technology.

In order to attract and retain qualified executives and key professionals, NXT's executive and professional compensation program is designed to meet the following objectives:

  . to reward individual results and to induce loyalty in the short and intermediate term by recognizing performance through base salary and, once we have revenues, annual bonuses; and

  . for the longer term, to reward individual results, induce long-term loyalty, and link the interests of these executives and key professionals with the interests of our shareholders by encouraging stock ownership in NXT through the grant of options tied to continued employment.

The initial amount of monthly base salary paid to executive officers and key professionals is the amount, as determined by the compensation committee as necessary to attract and retain executives with the requisite superior abilities to both perform their executive and professional functions and, given the developing nature of our business and our desire to maintain a lean staffing profile, to provide cross-support for our other executives and professionals. The determination of which executive officers and key professionals should receive a bonus and/or grant of stock options, and what the amount of the bonus and/or terms of the grant of stock options should be, is based upon a subjective analysis of the executive's or key professional's level of responsibility, performance of duties, and contribution toward NXT's success, and takes into consideration other types and amounts of performance based compensation paid to them. All stock options granted to date are subject to vesting conditions based on continued employment, which the compensation committee believes creates a more productive workforce by meeting the following objectives:

  . acting as an inducement for long-term employment with NXT, thereby lending stability to our employee base and preserving the confidentiality of our proprietary information and systems; and

  . encouraging longer-term productivity by our employees as they see their efforts translate into greater share value.

Our practice in determining compensation for executive officers is for our management and compensation committee to consult, and then for our compensation committee to make a recommendation to the board of directors for approval. With respect to employees other than executive officers, compensation is ordinarily determined based upon the recommendation of management subject, where appropriate, to consultation with our compensation committee and/or board of directors.

                   Compensation for Chief Executive Officer

Mr. George Liszicasz, our Chief Executive Officer, is entitled to the following compensation under his five-year employment agreement with NXT entered into on April 1, 1997:

  . a current annual base salary of Cdn. $252,000 (U.S. $170,201), subject to additional annual increases as determined by our board of directors, but at least 5% on each anniversary date of the agreement; and

  . an annual bonus equal to 5% of NXT's "net income after taxes" in the event NXT earns more than $5 million in net income after taxes in any fiscal year; and

  . an annual performance bonus, as determined in the sole discretion of our board of directors.

This compensation arrangement, which was fixed during the early development stage of our company, was predicated on Mr. Liszicasz's unique and critical role in starting and developing NXT. Specifically, Mr. Liszicasz founded and assisted in capitalizing NXT, and is also the inventor of our SFD technology as well as the developer of the methodologies used to interpret SFD data. The services of Mr. Liszicasz was critical to NXT's development during our development stage, and the loss of his service during that stage would have been critical for NXT at that time.

The annual base salary payable to Mr. Liszicasz at the time he entered into his employment agreement ($84,000) was considerably lower than the amount our board of directors believed at that time that he should receive based upon his critical role in the development of our company, technology and business. This amount was primarily fixed based upon NXT's financial condition at such time, as well as Mr. Liszicasz's desire that a significant portion of their compensation be tied to our future financial performance. For that reason Mr. Liszicasz agreed to accept a significantly lower monthly base salary in combination with an annual bonus equal to 5% of our net income after taxes should we earn more than $5 million in net income after taxes in any fiscal year, which our board of directors at that time believed to be reasonable and appropriate based upon the considerations noted above. Although Mr. Liszicasz's annual base salary has since been increased to Cdn. $252,000 (U.S. $170,201), we still believe this amount to be considerably lower than the amount Mr. Liszicasz should receive based upon his current role in the development of our company, technology and business, and believe the net income override remains a reasonable element of his compensation package.

                  Section 162(m) of the Internal Revenue Code

The compensation committee has not formulated a policy in qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, and does not foresee the necessity of doing so in for at least the upcoming year. Should limitations on the deductibility of compensation become a material issue, the compensation committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific executives.

                          The Compensation Committee

                Lorne W. Carson               Dennis R. Hunter


          Transactions With Our Management And Principal Shareholders

On May 15,1999, NXT sold 190,066 and 66,667 unregistered shares of our common stock to Mr. Dennis R. Hunter and SFD Investment II, LLC, respectively, for gross proceeds of $2,850,990 and $1,000,005, respectively. These sales were effectuated as part of a $6,000,000 private placement of 400,000 unregistered shares of our common stock at a price of $15 per share. This offering price represented a $3 discount from the public trading price of our common stock at the time of the offering, which a disinterested majority of our board of directors deemed fair to NXT based upon the restricted nature and overall amount of the securities sold. Mr. Hunter is one of our directors, while SFD Investment II, LLC, is an affiliate, through Stephens Group, Inc., of SFD Investment LLC, which holds all our outstanding shares of series `A' preferred stock. Mr. K. Rick Turner, one of our directors, holds a 1.13% membership interest in SFD Investment II, LLC.

On May 1, 1999, NXT entered into employment agreements with Messrs. Topolinsky and Ehrets and, in connection with these transactions, granted 500,000 options to purchase our common stock to each of Messrs. Topolinsky and Ehrets. Also on May 1, 1999, NXT entered into a consulting agreement with Mr. R. Dirk Stinson, who is a director, director-nominee and principal shareholder of our company, in connection with his relinquishment of his position as President in conjunction with Mr. Topolinsky's appointment to that position. For a description of these transactions see that section of this proxy statement captioned "Employment Agreements With Executive Officers."

Mr. Lorne W. Carson, a current director and a director-nominee, is a partner of Bennett Jones, a law firm located in Calgary, Alberta, Canada, which rendered legal services to NXT during fiscal 1999 in the amount of Cdn. $50,896 (U.S. $34,257).

On February 9, 2000, we loaned the sum of Cdn $250,000 (U.S. $173,491) to Mr. George Liszicasz, who is our Chief Executive Officer and who is also a director, director-nominee and principal shareholder of our company. This principal amount of this loan, which was extended pursuant to an unsecured promissory note providing for interest at the rate of 5 1/2% per annum, was repaid in full on May 31, 2000.

                            Stock Performance Graph

Set forth below is a line graph which compares the percentage change in the cumulative total shareholder return of our common stock against the cumulative total shareholder return of the following indexes selected by NXT:

  . The Standard & Poors SmallCap 600 Index, which covers a broad cross-section of public companies with relatively smaller market capitalizations listed on the New York Stock Exchange, American Stock Exchange and Nasdaq Market;

  . The Standard & Poors SmallCap Oil & Gas Exploration And Producers Index, which is comprised of public companies on the Standard & Poors SmallCap 600 Index who are principally engaged in oil & gas exploration and production. These companies, whom we refer to as our "exploration" peer group, are comprised of Barrett Resources Corporation, Cabot Oil & Gas Corporation, Cross Timbers Oil Company, Louis Dreyfus Natural Gas Corp., Newfield Exploration Company, Plains Resources Inc., Pogo Producing Company, Remington Oil & Gas Corporation; St. Mary Land & Exploration Company, Stone Energy Corporation and Vintage Petroleum, Inc.

  . An industry peer group index comprised of public companies selected by NXT who are principally engaged in the seismic data service business and who are listed on the New York Stock Exchange, American Stock Exchange or Nasdaq Market. These companies, whom we refer to as our "seismic" peer group, are comprised of Petroleum Geo-Services A.S.A., Seitel, Inc., Veritas DGC Inc., Compagnie Generale de Geophysique, S.A., Dawson Geophysical Company, Eagle Geophysical, Inc., 3DX Technologies Inc. and Venture Seismic Ltd.

The graph assumes an initial investment of $100 in our common stock and each of the indexes on January 24, 1996, the effective date of commencement of trading following the reverse acquisition by which NXT acquired our current business, and further assumes reinvestment of any dividends. You should note the comparative indexes are comprised of companies with established operating histories and, in most cases, significantly larger resources and market capitalizations than NXT.

                 [TOTAL SHAREHOLDER RETURN GRAPH APPEARS HERE]


Index                                           1/20/96   12/31/96   12/31/97  12/31/98   12/31/99
---------------------------------------------   -------   --------   --------  --------   --------
NXT..........................................     $100      $165       $395      $760      $1,010
S&P SmallCap 600.............................     $100      $123       $155      $153      $  172
Exploration Peer Group.......................     $100      $178       $160      $ 97      $  121
Seismic Peer Group...........................     $100      $173       $264      $122      $  125

The historical stock performance depicted on the graph is not necessarily indicative of future performance. NXT will not make or endorse any predictions as to future stock performance or dividends. The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that NXT specifically incorporates this graph by reference, and shall not otherwise be deemed filed under those acts.

       Compliance With Section 16(a) Of The Securities And Exchange Act

Section 16(a) of the Securities and Exchange Act of 1934 requires any person who is a director or executive officer of NXT, or who beneficially holds more than 10% of any class of our securities which have been registered with the Securities and Exchange Commission, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required under the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us and written representations to us that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers, and holders of more than 10% of any class of our registered securities were timely complied except that Messrs. Topolinsky and Ehrets did not timely file Form 3s relating to their initial holdings in NXT upon becoming executive officers and, in Mr. Topolinsky's case, a director, of NXT.


                               --  .  --  .  --

                                    By Order of the Board of Directors


                                    John M. Woodbury, Jr.,
                                    Chief Financial Officer, General Counsel and
                                    Secretary
Calgary, Alberta, Canada
August 1, 2000

Proxy For Holders Of Common Stock

                        Energy Exploration Technologies
              Annual Meeting of Shareholders -- September 14, 2000

The undersigned hereby appoints GEORGE LISZICASZ and DANIEL C. TOPOLINSKY and each of them (with full power to act without the other) the true and lawful proxies of the undersigned, each having full power to substitute, to represent the undersigned and to vote all shares of common stock, par value $0.001 (the "Common Stock") of ENERGY EXPLORATION TECHNOLOGIES, a Nevada corporation ("NXT"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of NXT (the "Annual Meeting") to be held at the Sandman Hotel, 888 7/th/ Avenue SW, Calgary, Alberta, Canada T2P 3G2, on Thursday, September 14, 2000, at the hour of 10:00 a.m., Mountain Standard Time, or any postponed or adjourned meetings thereof.

1. Election Of Common Directors

   The election of the following nominees in the Notice of Annual Meeting of Shareholders and Proxy Statement as the six Common Directors of NXT, with those directors to serve until the Annual Meeting of Shareholders of NXT to be held in the year 2000:

           George Liszicasz   Daniel C. Topolinsky   R. Dirk Stinson

          Lorne W. Carson       Dennis R. Hunter       John A. Thomson

                     For [_]                       Withhold  [_]

   You may withhold authority to vote for the election of any of the director nominees by lining through his name above.

   NXT's Board of Directors recommends that you vote "FOR" the election of
                                                      ---
   Messrs. Liszicasz, Topolinsky, Stinson, Carson, Hunter and Thomson to serve as the six Common Directors on NXT's Board of Directors. Unless specific direction is given to withhold authority for the election of all of the aforesaid director nominees or any of them, the shares of Common Stock represented by this proxy shall be voted "FOR" the election of each of the
                                             ---
   aforesaid director nominees (including where this proxy has been duly signed but no specific voting instructions have been given).

2. Ratification Of Independent Auditors

   Ratification of the appointment of Arthur Andersen LLP as NXT's independent auditors for the fiscal year ended December 31, 2000.

       For [_]                   Against [_]                    Abstain [_]

   NXT's Board of Directors recommends that you vote "FOR" the ratification of
                                                      ---
   Arthur Andersen LLP as NXT's independent auditors for the fiscal year ended December 31, 2000. Unless specific direction is given to vote against or to withhold authority for the ratification of this proposal, the shares of Common Stock represented by this proxy will be voted "FOR" that proposal
                                                         ---
   (including where this proxy has been duly signed but no specific voting instructions have been given).

   3.  Other Matters

       All other matters that may properly be brought before the Annual Meeting for vote by the holders of Common Stock, or any postponements or adjournments thereof, as to which the undersigned hereby confers discretionary authority upon said proxies.

                     For [_]                       Withhold [_]

       NXT's Board of Directors recommends that you vote "FOR" the proposal.
                                                          ---
       Unless specific direction is given to withhold authority for the aforesaid proposal, the shares of Common Stock represented by this proxy will be voted by the proxy holders in their discretion.

All other proxies heretofore given by the undersigned to vote shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting or any postponement or adjournment thereof are hereby expressly revoked. This proxy may be revoked at any time prior to the voting hereof.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement dated August 1, 2000 relating to the Annual Meeting.

NOTE: Please date this proxy and sign it exactly as your name or names appear on your shares. If signing as an attorney, executor, administrator, guardian or trustee, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer or officers, affix corporate seal and attach a certified copy of resolution or bylaws evidencing authority.

                                                    ________________________
                                                             (Date)

                                                    _________________________
                                                           (Signature)

                                                    _________________________
                                                           (Signature)

 Proxy For Holders Of Series `A' Preferred Stock

                        Energy Exploration Technologies
              Annual Meeting of Shareholders -- September 14, 2000

The undersigned hereby appoints GEORGE LISZICASZ and DANIEL C. TOPOLINSKY and each of them (with full power to act without the other) the true and lawful proxies of the undersigned, each having full power to substitute, to represent the undersigned and to vote all shares of series `A' preferred stock, par value $0.001 (the "Preferred Stock") of ENERGY EXPLORATION TECHNOLOGIES, a Nevada corporation ("NXT"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of NXT (the "Annual Meeting") to be held at the Sandman Hotel, 888 7/th/ Avenue SW, Calgary, Alberta, Canada T2P 3G2, on Thursday, September 14, 2000, at the hour of 10:00 a.m., Mountain Standard Time, or any postponed or adjourned meetings thereof.

1. Election Of Series `A' Directors

   The election of the following nominees in the Notice of Annual Meeting of Shareholders and Proxy Statement as the two Series `A' Directors of NXT, with those directors to serve until the Annual Meeting of Shareholders of NXT to be held in the year 2000:

                      Jon E.M. Jacoby       K. Rick Turner

                     For [_]                 Withhold [_]

   You may withhold authority to vote for the election of any of the director nominees by lining through his name above.

   NXT's Board of Directors recommends that you vote "FOR" the election of
                                                      ---
   Messrs. Jacoby and Turner to serve as the two Series `A' Directors on NXT's Board of Directors. Unless specific direction is given to withhold authority for the election of all of the aforesaid director nominees or any of them, the shares of Preferred Stock represented by this proxy shall be voted "FOR"
                                                                           ---
   the election of each of the aforesaid director nominees (including where this proxy has been duly signed but no specific voting instructions have been given).

2. Other Matters

   All other matters that may properly be brought before the Annual Meeting for vote by the holders of Preferred Stock, or any postponements or adjournments thereof, as to which the undersigned hereby confers discretionary authority upon said proxies.

                     For [_]                         Withhold [_]

   NXT's Board of Directors recommends that you vote "FOR" the proposal.  Unless
                                                      ---
   specific direction is given to withhold authority for the aforesaid proposal, the shares of Preferred Stock represented by this proxy will be voted by the proxy holders in their discretion.

   All other proxies heretofore given by the undersigned to vote shares of Preferred Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting or any postponement or adjournment thereof are hereby expressly revoked. This proxy may be revoked at any time prior to the voting hereof.

   The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement dated August 1, 2000 relating to the Annual Meeting.

   NOTE: Please date this proxy and sign it exactly as your name or names appear on your shares. If signing as an attorney, executor, administrator, guardian or trustee, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer or officers, affix corporate seal and attach a certified copy of resolution or bylaws evidencing authority.

                                                      ________________________
                                                                (Date)

                                                      _________________________
                                                              (Signature)

                                                      _________________________
                                                              (Signature)